Exhibit 99.1

Contact:	Joe Schierhorn, Chief Operating Officer
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Earns $3.7 Million, or $0.53 Per Diluted Share, in Q314

ANCHORAGE, Alaska - October 21, 2014 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today reported net profits of $3.7 million, or $0.53 per diluted share, for the third quarter of 2014, compared to $4.4 million, or $0.63 per diluted share, in the second quarter of 2014 and $3.5 million, or $0.53 per diluted share, in the third quarter a year ago. Contributions from the acquisition of Alaska Pacific Bancshares, Inc. ("Alaska Pacific") increased revenues and helped provide a stable net interest margin, while costs associated with the acquisition of Alaska Pacific and the pending acquisition of Residential Mortgage Holding Company, LLC, the parent company of Residential Mortgage, LLC (“Residential Mortgage”) increased third quarter 2014 operating costs. Year-to-date 2014, net profits increased 11% to $10.7 million, or $1.57 per diluted share, compared to $9.6 million, or $1.46 per diluted share, in the first nine months of 2013.

“This year we have significantly expanded our franchise with the acquisition of Alaska Pacific, bringing on five new locations in southeastern Alaska, and we expect to further expand with the pending acquisition of the remaining 76.5% of Residential Mortgage, one of the largest mortgage originators in Alaska,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp. “We believe these well-established businesses will be a good fit to our existing Alaskan operations and will provide us the opportunity to broaden our market share in Alaska.”

Financial Highlights (at or for the periods ended September 30, 2014, compared to June 30, 2014, and September 30, 2013)

•
Total revenues, which include net interest income plus other operating income, increased 6.5% in the quarter as compared to the second quarter of 2014 and 30.8% year-over year to $18.7 million in the third quarter of 2014.

•
Net interest income grew 2.3% to $13.7 million in the third quarter of 2014, compared to $13.4 million in the second quarter of 2014 and increased 24.5% from $11.0 million in the third quarter a year ago.

•
Other operating income, which includes revenues from our financial services affiliates, service charges, electronic banking, and gain on sale from premises and equipment, were 26.4% of total revenues in the third quarter of 2014, as compared to 23.4% in the second quarter of 2014 and 22.7% in the third quarter a year ago.

•
Northrim paid a quarterly cash dividend of $0.18 per share in September of 2014, up from the $0.17 per share dividend paid in the preceding quarter. The dividend provides a yield of approximately 2.5% at current market share prices.

•	Tangible book value[1] grew 1.6% to $22.08 per share at September 30, 2014, compared to $21.73 at June 30, 2014 and 6.9% compared to $20.66 per share a year ago.

•
Average portfolio loans increased 27.4% to $936.4 million for the third quarter of 2014 compared to the third quarter of 2013, reflecting the addition of the loans acquired from Alaska Pacific and organic growth generated throughout the franchise.

1Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. See the last page of this release for a reconciliation to shareholders’ equity.

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

•
Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at September 30, 2014, of 14.33%, compared to 14.26% at June 30, 2014, and 15.31% a year ago. The decrease in Tier 1 Capital to Risk Adjusted Assets at September 30, 2014 as compared to the third quarter of 2013, is a result of the acquisition of $167.2 million in assets from Alaska Pacific. Northrim paid $6.4 million in cash and issued 290,212 shares of common stock with a value of $7.4 million on April 1, 2014 for the acquisition of Alaska Pacific.

•	Tangible common equity to tangible assets[2] was 10.69% at September 30, 2014, compared to 11.02% at June 30, 2014, and 11.49% a year ago.

Alaska Economic Update

“Alaska’s economy continues to be stable with natural resources production providing the backbone of government revenues and a significant source of private sector employment in the state,” said Joseph Beedle, Northrim Bank’s President. “The defeat of the statewide referendum in August to repeal the favorable 2013 oil tax legislation was an important development, providing for a more stable operating environment for future development. Since the tax was changed in 2013, North Slope producers have intensified field activity, brought on new drill rigs and slowed the decline in oil production from the North Slope. Although the tax change has had a positive effect on the oil industry, the recent decrease in the price of oil may have a negative impact on future oil development and on state revenues.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Northrim” link and then click "Alaska's economy". Information from our website is not incorporated into, and does not form a part of, this press release.

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, were $18.7 million in the third quarter of 2014, up 6.5% from $17.5 million in the second quarter of 2014 and up 30.8% from $14.3 million in the third quarter of 2013. Total revenues increased 17.7% in the first nine months of 2014 to $50.1 million from $42.6 million in the first nine months of 2013, reflecting the addition of the Alaska Pacific franchise.

“In the third quarter of 2014, net interest income increased 2.3% to $13.7 million, compared to $13.4 million in the immediate prior quarter and was up 24.5% from $11.0 million in the third quarter of 2013. With our second full quarter of operation following the acquisition of Alaska Pacific, we are generating top line growth and the integration of the new branches is continuing to proceed according to plan,” said Beedle.

“Our net interest margin remained well above national averages in both the third quarter and first nine months of 2014 from the year ago periods,” said Joe Schierhorn, Chief Operating Officer. In the third quarter of 2014, Northrim’s net interest margin (NIM) was 4.43%, even with the preceding quarter and up from 4.24% in the third quarter a year ago. For the first nine months of 2014, NIM was 4.38% compared to 4.30% for the first nine months of 2013.

Provision for Loan Losses

“We did not record a provision for loan losses this quarter, and have recorded a negative provision of $1.1 million year-to-date,” said Latosha Frye, Chief Financial Officer. The loan loss provision for the third quarter was zero, compared to a negative loan loss provision of $1.1 million in the second quarter of 2014 of this year and a negative provision of $785,000 in the third quarter of 2013.

2Tangible common equity to tangible assets is a non-GAAP measure defined as total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. See the last page of this release for more information on this non-GAAP measure.

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

For the first nine months of 2014, the negative loan loss provision totaled $1.1 million, compared to a negative provision of $635,000 in the first nine months of 2013.

Other Operating Income

Northrim has interests in a number of complementary businesses that provide financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgage origination and wealth management. In the third quarter of 2014, total other operating income increased 20% to $4.9 million from $4.1 million in the preceding quarter and grew 52% from $3.2 million in the third quarter of 2013. “A $1.1 million gain on the sale of a branch location and contributions to fees on loans, deposits, and electronic transactions from the acquisition of Alaska Pacific contributed to the increase in other operating income in the third quarter of 2014 as compared to the prior periods. We have worked with the State of Alaska to accommodate a major road project that will allow us to relocate one of our Anchorage branches, and the sale of this older facility generated a gain in the third quarter this year. The new branch will be located in the University Medical district, which is a growth area in Anchorage. The new branch is expected to open in the second quarter of 2015, and our existing branch will remain open until the new facility is ready to welcome our customers,” Frye continued.

“Year-to-date, growth in employee benefit plan income generated from Enroll Alaska, a division of our affiliate, Northrim Benefits Group, LLC that provides health insurance plans to individuals under the Affordable Care Act, and higher revenue in several categories as a result of the Alaska Pacific acquisition helped offset lower income from purchased receivables and a reduction in earnings from our mortgage affiliate as compared to the first nine months of 2013,” said Frye. In the first nine months of 2014, other operating income was $11.7 million, up from $10.1 million a year ago.

Employee benefit plan income increased to $899,000 in the third quarter of 2014, compared to $878,000 in the preceding quarter and $541,000 in the third quarter of 2013, primarily due to revenue contributions from Enroll Alaska. For the first nine months of 2014, employee benefit plan income increased 52% to $2.7 million from $1.7 million in the first nine months of 2013. Approximately 59% of the increase in employee benefit plan income in the first nine months of 2014 resulted from an increase in revenues from Enroll Alaska. Northrim expects that Enroll Alaska revenues will increase only moderately through the remainder of 2014.

In the third quarter of this year, service charges were $599,000, down from $607,000 in the preceding quarter and up from $549,000 in the third quarter a year ago. In the third quarter of 2014, electronic banking income contributed $590,000 to other operating income, compared to $604,000 in the second quarter of 2014 and $567,000 in the third quarter of 2013. For the first nine months of 2014, electronic banking income grew 5% to $1.7 million and service charges increased 4% to $1.7 million from the year ago period.

Purchased receivable income was $582,000 in the third quarter of 2014 as compared to $484,000 in the second quarter of 2014, and $757,000 in the third quarter a year ago, reflecting the normal volatility in this business lending niche. For the first nine months of 2014, purchased receivable income declined 31% to $1.5 million from $2.2 million in the first nine months of 2013.

Earnings from Residential Mortgage contributed $384,000 to third quarter 2014 revenues compared to $355,000 in the second quarter of 2014 and $336,000 in the third quarter of 2013. Residential Mortgage generated earnings of $608,000 in the first nine months of 2014, compared to $1.1 million in the first nine months of 2013. “As one of the leading mortgage providers in Alaska, Residential Mortgage is expected to continue to be an even more important contributor to other operating income once Northrim owns 100% of the company. We anticipate the acquisition will close later this year, following review by our regulators and other customary closing procedures,” said Schierhorn.

Gain on sale of securities contributed $15,000 to revenues in the third quarter of 2014, compared to $349,000 in the second quarter of 2014 and zero in the third quarter a year ago. For the first nine months of 2014, gain on sale of securities generated $461,000 in revenues compared to $318,000 in the first nine months of 2013.

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

Other income totaled $750,000 for the third quarter of 2014, compared to $829,000 in the second quarter of 2014 and $493,000 in the third quarter of 2013. The increase in the third quarter of 2014 compared to the same quarter in 2013 is the result of a $113,000 increase in loan fee income primarily due to the acquisition of Alaska Pacific. Additionally, there was a $69,000 increase in income from Pacific Wealth Advisors, LLC, Northrim's wealth management affiliate, and a $60,000 increase in rental income. Northrim completed a significant portion of its ongoing renovation project on its headquarters facility and began leasing space in the third quarter of 2014. For the first nine months of 2014, other income was $2.0 million compared to $1.5 million in the first nine months a year ago. In the nine month period ending September 30, 2014, the acquisition of Alaska Pacific also added $214,000 in loan fee income and $168,000 in a one-time bargain purchase gain. Income from Pacific Wealth Advisors, LLC also increased $121,000 in the nine month period ending September 30, 2014 compared to the same period in the prior year.

Other Operating Expenses

Overhead costs increased 10% to $13.1 million in the third quarter of 2014, as compared to $12.0 million in the second quarter of 2014, reflecting costs related to the pending acquisition of Residential Mortgage Holding Company, LLC, the acquisition and one-time merger costs for Alaska Pacific, and the conversion expenses to bring Alaska Pacific’s operations onto Northrim’s technology platform. In the third quarter a year ago overhead costs were $10.1 million. For the first nine months of 2014, other operating expenses increased 21% to $35.4 million from $29.2 million in the first nine months of 2013. Third quarter 2014 compensation costs grew 4% to $7.1 million from $6.8 million in the second quarter of 2014, and increased 16% from the third quarter a year ago.

Balance Sheet Review

Northrim’s assets increased 20% to $1.42 billion at September 30, 2014, compared to $1.18 billion a year ago and 5% from $1.36 billion at June 30, 2014, reflecting the $167.2 million in acquired assets from Alaska Pacific.

Investment securities totaled $243.2 million at September 30, 2014, compared to $213.6 million at June 30, 2014, and $243.1 million a year ago. At September 30, 2014, the investment portfolio was comprised of 67% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 18% corporate securities, 7% Alaskan municipality, utility, or state agency securities, 6% U.S. treasury securities, 1% stock in the Federal Home Loan Bank of Seattle, and 1% in mortgage backed securities. At September 30, 2014, the average estimated duration of the investment portfolio was two years. The investment portfolio generated an average net tax equivalent yield of 1.43% for the third quarter of 2014.

Portfolio loans grew 1% to $936.7 million at September 30, 2014, as compared to $926.8 million at June 30, 2014, and grew 24%, as compared to $754.6 million at September 30, 2013. On April 1, 2014, Northrim acquired $138.4 million in loans from Alaska Pacific. Portfolio loans in our recently acquired Southeast Alaska market have decreased during this period of integration of personnel and systems. Southeast portfolio loans decreased to $132.9 million from $137.9 million, or 4%, at September 30, 2014 from June 30, 2014. The following table provides details on the acquired loan portfolio after fair value adjustments as of September 30, 2014, including new loans originated in our new Southeast Alaska markets since we acquired Alaska Pacific:

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

	30-Sept-14			30-Jun-14			30-Sept-13
	NRIM Legacy	Southeast Alaska	NRIM	NRIM Legacy	Southeast Alaska	NRIM	NRIM
Portfolio loans
Commercial loans	$280,574	$36,741	$317,315	$301,577	$37,434	$339,011	$304,531
Commercial real estate	395,150	56,671	451,821	375,084	60,152	435,236	358,207
Construction loans	99,287	7,048	106,335	82,667	7,412	90,079	60,446
Consumer loans	33,379	32,457	65,836	34,000	32,923	66,923	34,979
Unearned loan fees, net	—	—	(4,648)	—	—	(4,440)	(3,808)
Total portfolio loans	$808,390	$132,917	$936,659	$793,328	$137,921	$926,809	$754,355

“We generated organic loan growth outside of our Southeast region during the third quarter of 2014 as compared to the preceding and year-ago quarters with additions in commercial real estate loans and construction lending,” Schierhorn noted. Commercial loans fell 6% in the quarter ended September 30, 2014 as compared to June 30, 2014, and increased 4% year-over-year to $317.3 million and accounted for 34% of portfolio loans at September 30, 2014. Commercial real estate loans totaled $451.8 million and accounted for 48% of portfolio loans at September 30, 2014. Construction and land development loans increased 18% in the third quarter of 2014 as compared to the second quarter of 2014 and 76% year-over-year to $106.3 million and accounted for 11% of portfolio loans at September 30, 2014. Consumer loans totaled $65.8 million and accounted for 7% of portfolio loans at quarter end.

Loans held for sale were $10.3 million at the end of the third quarter of 2014, compared to $14.2 million at June 30, 2014 and $13.9 million a year ago. The average balance for the quarter for loans held for sale decreased to $8.8 million at September 30, 2014, compared to $10.8 million at June 30, 2014 and $13.4 million a year ago, primarily reflecting the volatility in the mortgage refinance market. Northrim purchases these loans from its mortgage affiliate and sells them into the secondary market on pre-arranged commitments.

Northrim’s deposit base continues to be 100% Alaska based, and is primarily made up of low-cost transaction accounts. Balances in transaction accounts at September 30, 2014, represented 90.9% of total deposits compared to 90.7% a year ago. At September 30, 2014, total deposits were $1.19 billion, up 23% from $968.2 million a year ago and up 5% compared to $1.13 billion at June 30, 2014. On April 1, 2014, Northrim acquired $151.4 million in deposits from Alaska Pacific and recorded a $623,000 core deposit intangible as part of the purchase. The following table provides details on the deposits after fair value adjustments acquired from Alaska Pacific as of September 30, 2014, including new deposits generated in our new Southeast Alaska markets since we acquired Alaska Pacific:

	30-Sept-14			30-Jun-14			30-Sept-13
	NRIM Legacy	Southeast Alaska	NRIM	NRIM Legacy	Southeast Alaska	NRIM	NRIM
Demand deposits	$401,549	$37,256	$438,805	$351,681	$37,047	$388,728	$361,334
Interest-bearing demand	139,418	36,612	176,030	138,984	35,663	174,647	134,955
Savings deposits	94,215	24,787	119,002	96,553	23,565	120,118	93,717
Alaska CDs	112,667	—	112,667	115,081	—	115,081	106,228
Money market deposits	208,010	29,225	237,235	191,351	29,460	220,811	182,227
Time deposits	82,168	26,460	108,628	83,863	27,018	110,881	89,768
Total deposits	$1,038,027	$154,340	$1,192,367	$977,513	$152,753	$1,130,266	$968,229

At September 30, 2014, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 15%, savings deposits were 10%, money market balances accounted for 20%, the Alaska CD accounted for 9%, and time certificates were 9% of total deposits.

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

Shareholders’ equity increased 12% to $159.1 million, or $23.31 per share, at September 30, 2014, compared to $142.6 million, or $21.89 per share, a year ago. At June 30, 2014, shareholders’ equity was $156.9 million, or $22.97 per share. Tangible book value per share was $22.08 at September 30, 2014, compared to $20.66 per share a year ago and $21.73 per share at June 30, 2014. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.33% at September 30, 2014.

Asset Quality

Nonaccrual loans decreased to $2.8 million from $3.1 million and non-performing assets ("NPAs") declined to $7.8 million from $8.2 million at September 30, 2014 as compared to June 30, 2014. NPAs increased 18% from $6.6 million at September 30, 2013 primarily as a result of the acquisition of the Alaska Pacific loan portfolio. In accordance with generally accepted accounting principles, the acquired loan portfolio was recorded at its estimated fair value as of April 1, 2014 and the total fair value adjustment was a net discount of $3.0 million. The ratio of NPAs to total assets was 0.55% at September 30, 2014, a decrease from 0.61% three months earlier and down from 0.56% a year ago.

Nonperforming loans ("NPLs") were 0.29% of portfolio loans at September 30, 2014 compared to 0.33% in the preceding quarter and 0.38% a year ago. NPLs were $2.8 million at September 30, 2014, as compared to $3.1 million at June 30, 2014, and $2.9 million a year ago. Other real estate owned (OREO) was $4.7 million at the end of the third quarter of 2014, compared to $4.9 million in the preceding quarter and $3.7 million at the end of the third quarter of 2013. Nonperforming purchased receivables were $243,000 at September 30, 2014 and at June 30, 2014 and zero at September 30, 2013. As of September 30, 2014, 12% of NPAs, or $909,000 were guaranteed by agencies of the United States government or the State of Alaska.

Loans measured for impairment totaled $10.6 million at September 30, 2014, compared to $12.0 million at June 30, 2014, and $11.0 million in the third quarter a year ago.

There were $1.7 million in restructured loans included in nonaccrual loans at the end of the third quarter of 2014, as compared to $1.5 million at June 30, 2014, and $1.8 million at September 30, 2013. At September 30, 2014, Northrim held $6.7 million in performing restructured loans that were not included in nonaccrual loans, as compared to $7.2 million at June 30, 2014, and $7.1 million at September 30, 2013.

“Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Frye. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans was 588% at September 30, 2014, compared to 521% three months earlier, and 569% a year ago. The allowance for loan losses was stable at $16.2 million at September 30, 2014, compared to $16.0 million at the end of the preceding quarter and $16.5 million a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

www.northrim.com
Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; our ability to implement our marketing and growth strategies; our expected cost savings, synergies, and other financial benefits from the recently completed merger of Northrim with Alaska Pacific might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; our expected cost savings, synergies and other financial benefits from the pending acquisition of Residential Mortgage Holding Company, LLC might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite regulatory approvals for the proposed acquisition of Residential Mortgage Holding Company, LLC might not be obtained; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	September 30,	June 30,	Three Month	September 30,	One Year
	2014	2014	% Change	2013	% Change
Interest Income:
Interest and fees on loans	$13,437	$13,082	3%	$10,803	24%
Interest on portfolio investments	720	772	-7%	664	8%
Interest on deposits in banks	55	41	34%	57	-4%
Total interest income	14,212	13,895	2%	11,524	23%
Interest Expense:
Interest expense on deposits	352	348	1%	298	18%
Interest expense on borrowings	135	136	-1%	204	-34%
Total interest expense	487	484	1%	502	-3%
Net interest income	13,725	13,411	2%	11,022	25%

Provision (benefit) for loan losses	—	(1,136)	NM	(785)	NM
Net interest income after provision (benefit) for loan losses	13,725	14,547	-6%	11,807	16%

Other Operating Income:
Gain on sale of premises and equipment	1,115	—	NM	—	NM
Employee benefit plan income	899	878	2%	541	66%
Service charges on deposit accounts	599	607	-1%	549	9%
Electronic banking income	590	604	-2%	567	4%
Purchased receivable income	582	484	20%	757	-23%
Equity in earnings (loss) from RML	384	355	8%	336	14%
Gain on sale of securities	15	349	-96%	—	NM
Other income	750	829	-10%	493	52%
Total other operating income	4,934	4,106	20%	3,243	52%

Other Operating Expense:
Salaries and other personnel expense	7,107	6,839	4%	6,108	16%
Occupancy expense	1,041	1,112	-6%	851	22%
Merger and acquisition expense	1,031	312	230%	158	553%
Marketing expense	417	394	6%	473	-12%
Equipment expense	405	359	13%	321	26%
Professional and outside services	323	219	47%	321	1%
Insurance expense	319	284	12%	205	56%
Reserve for (recovery from) purchased receivables	241	243	-1%	—	NM
Intangible asset amortization expense	81	81	—%	58	40%
OREO (income) expense, net rental income and gains on sale	(68)	(9)	NM	(18)	NM
Other operating expense	2,213	2,116	5%	1,599	38%
Total other operating expense	13,110	11,950	10%	10,076	30%

Income before provision for income taxes	5,549	6,703	-17%	4,974	12%
Provision for income taxes	1,651	2,239	-26%	1,510	9%
Net income	3,898	4,464	-13%	3,464	13%
Less: Net income attributable to the noncontrolling interest	191	95	101%	(10)	NM
Net income attributable to Northrim BanCorp	$3,707	$4,369	-15%	$3,474	7%

Basic EPS	$0.54	$0.64	-16%	$0.53	2%
Diluted EPS	$0.53	$0.63	-16%	$0.53	—%
Average basic shares	6,831,976	6,829,897	—%	6,515,455	5%
Average diluted shares	6,919,993	6,919,568	—%	6,607,201	5%

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

Income Statement
(Dollars in thousands, except per share data)	Nine months ended September 30,
(Unaudited)			One Year
	2014	2013	% Change
Interest Income:
Interest and fees on loans	$37,390	$31,879	17%
Interest on portfolio investments	2,245	2,012	12%
Interest on deposits in banks	145	165	-12%
Total interest income	39,780	34,056	17%
Interest Expense:
Interest expense on deposits	986	946	4%
Interest expense on borrowings	425	597	-29%
Total interest expense	1,411	1,543	-9%
Net interest income	38,369	32,513	18%

Provision (benefit) for loan losses	(1,136)	(635)	79%
Net interest income after provision (benefit) for loan losses	39,505	33,148	19%

Other Operating Income:
Employee benefit plan income	2,653	1,742	52%
Electronic banking income	1,694	1,607	5%
Service charges on deposit accounts	1,682	1,613	4%
Purchased receivable income	1,547	2,227	-31%
Gain on sale of premises and equipment	1,115	—	NM
Equity in earnings from RML	608	1,116	-46%
Gain on sale of securities	461	318	45%
Other income	2,014	1,461	38%
Total other operating income	11,774	10,084	17%

Other Operating Expense:
Salaries and other personnel expense	19,866	17,429	14%
Occupancy expense	3,030	2,597	17%
Merger and acquisition expense	1,736	160	985%
Marketing expense	1,425	1,365	4%
Equipment expense	1,062	900	18%
Professional and outside services	947	977	-3%
Insurance expense	788	610	29%
Reserve for (recovery from) purchased receivables	447	(31)	NM
Intangible asset amortization expense	214	175	22%
OREO (income) expense, net rental income and gains on sale	(315)	(12)	NM
Other operating expense	6,171	4,994	24%
Total other operating expense	35,371	29,164	21%

Income before provision for income taxes	15,908	14,068	13%
Provision for income taxes	4,845	4,235	14%
Net income	11,063	9,833	13%
Less: Net income attributable to the noncontrolling interest	329	189	74%
Net income attributable to Northrim BanCorp	$10,734	$9,644	11%

Basic EPS	$1.59	$1.48	7%
Diluted EPS	$1.57	$1.46	8%
Average basic shares	6,733,175	6,514,441	3%
Average diluted shares	6,822,288	6,594,482	3%

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	Three Month	September 30,	One Year
	2014	2014	% Change	2013	% Change

Assets:
Cash and due from banks	$44,312	$36,318	22%	$34,686	28%
Interest bearing deposits in other banks	85,029	61,565	38%	50,909	67%
Portfolio investments	243,204	213,578	14%	243,147	—%

Loans:
Loans held for sale	10,325	14,189	-27%	13,901	-26%
Portfolio loans
Commercial loans	317,315	339,011	-6%	304,531	4%
Commercial real estate	451,821	435,236	4%	358,207	26%
Construction loans	106,335	90,079	18%	60,446	76%
Consumer loans	65,836	66,923	-2%	34,979	88%
Unearned loan fees, net	(4,648)	(4,440)	-5%	(3,808)	-22%
Total portfolio loans	936,659	926,809	1%	754,355	24%
Total loans	946,984	940,998	1%	768,256	23%
Allowance for loan losses	(16,243)	(16,032)	1%	(16,528)	-2%
Net loans	930,741	924,966	1%	751,728	24%
Purchased receivables, net	14,328	17,380	-18%	13,801	4%
Other real estate owned, net	4,732	4,897	-3%	3,698	28%
Premises and equipment, net	34,720	32,370	7%	28,194	23%
Goodwill and intangible assets	8,349	8,430	-1%	7,994	4%
Other assets	55,250	56,188	-2%	44,980	23%
Total assets	$1,420,665	$1,355,692	5%	$1,179,137	20%

Liabilities:
Demand deposits	$438,805	$388,728	13%	$361,334	21%
Interest-bearing demand	176,030	174,647	1%	134,955	30%
Savings deposits	119,002	120,118	-1%	93,717	27%
Alaska CDs	112,667	115,081	-2%	106,228	6%
Money market deposits	237,235	220,811	7%	182,227	30%
Time deposits	108,628	110,881	-2%	89,768	21%
Total deposits	1,192,367	1,130,266	5%	968,229	23%
Securities sold under repurchase agreements	19,931	19,776	1%	23,015	-13%
Other borrowings	2,175	2,186	-1%	6,578	-67%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	28,363	28,008	1%	20,154	41%
Total liabilities	1,261,394	1,198,794	5%	1,036,534	22%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	159,116	156,771	1%	142,609	12%
Noncontrolling interest	155	127	22%	(6)	NM
Total shareholders' equity	159,271	156,898	2%	142,603	12%
Total liabilities and shareholders' equity	$1,420,665	$1,355,692	5%	$1,179,137	20%

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2014	2014	2013
Asset Quality:
Nonaccrual loans	$2,750	$3,080	$2,904
Loans 90 days past due	11	—	—
Total nonperforming loans	2,761	3,080	2,904
Other real estate owned	4,732	4,897	3,698
Repossessed assets	19	—	—
Nonperforming purchased receivables	243	243	—
Total nonperforming assets	$7,755	$8,220	$6,602
Government guarantees on nonperforming assets[1]	$909	$968	$—
Performing restructured loans	$6,653	$7,214	$7,115
Nonperforming loans / portfolio loans	0.29%	0.33%	0.38%
Nonperforming assets / total assets	0.55%	0.61%	0.56%
Allowance for loan losses / portfolio loans	1.73%	1.73%	2.19%
Allowance for loan losses / nonperforming loans	588%	521%	569%
Gross loan charge-offs for the quarter	$54	$63	$399
Gross loan (recoveries) for the quarter	($265)	($1,199)	($1,184)
Net loan charge-offs (recoveries) for the quarter	($211)	($1,136)	($785)
Net loan charge-offs (recoveries) year-to-date	($1,097)	($886)	($754)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.02)%	(0.12)%	(0.10)%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.16)%	(0.21)%	(0.14)%

Capital Data (At quarter end):
Book value per share	$23.31	$22.97	$21.89
Tangible book value per share[2]	$22.08	$21.73	$20.66
Tangible Common Equity/Tangible Assets[3]	10.69%	11.02%	11.49%
Tier 1 Capital / Risk Adjusted Assets	14.33%	14.26%	15.31%
Total Capital / Risk Adjusted Assets	15.58%	15.51%	16.57%
Tier 1 Capital / Average Assets	12.44%	12.55%	13.27%
Shares outstanding	6,834,101	6,830,913	6,515,537
Unrealized gain on AFS securities, net of income taxes	$646	$852	$749

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[4]	4.43%	4.43%	4.24%
Efficiency ratio[5]	69.83%	67.76%	70.23%
Return on average assets	1.07%	1.30%	1.18%
Return on average equity	9.29%	11.21%	9.74%

Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)[4]	4.38%	4.36%	4.30%
Efficiency ratio[5]	70.11%	70.28%	68.05%
Return on average assets	1.10%	1.12%	1.13%
Return on average equity	9.34%	9.37%	9.23%

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

Average Balances
(Dollars in thousands)
(Unaudited)
	September 30,	June 30,	Three Month	September 30,	One Year
	2014	2014	% Change	2013	% Change

Average Quarter Balances
Loans held for sale	$8,787	$10,827	-19%	$13,401	-34%
Portfolio loans	936,415	924,881	1%	735,077	27%
Total loans	945,202	935,708	1%	748,478	26%

Total earning assets	1,242,944	1,227,270	1%	1,045,621	19%
Total assets	1,376,773	1,343,720	2%	1,165,669	18%

Noninterest-bearing deposits	405,722	371,979	9%	345,675	17%
Interest-bearing deposits	744,631	748,537	-1%	613,989	21%
Total deposits	1,150,353	1,120,516	3%	959,664	20%

Shareholders' equity	158,322	156,279	1%	141,501	12%

Average Year-to-date Balances
Loans held for sale	$8,747	$8,727	—%	$12,331	-29%
Portfolio loans	877,800	848,007	4%	724,663	21%
Total loans	886,547	856,734	3%	736,994	20%

Total earning assets	1,183,449	1,153,209	3%	1,024,591	16%
Total assets	1,300,847	1,262,255	3%	1,142,176	14%

Noninterest-bearing deposits	371,566	354,205	5%	333,312	11%
Interest-bearing deposits	709,877	692,212	3%	609,388	16%
Total deposits	1,081,443	1,046,417	3%	942,700	15%

Shareholders' equity	153,627	151,240	2%	139,726	10%

Northrim Reports Third Quarter Profits of $3.7 Million
October 21, 2014

1 Represents the portion of nonperforming assets that are guaranteed by governmental agencies including the Small Business Administration, the United States Department of Agriculture, the Bureau of Indian Affairs, and the Alaska Industrial Development and Export Authority.

2 Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.

	Book value per share	Tangible book value per share
Northrim BanCorp shareholder's equity	$159,271	$159,271
Less: goodwill and intangible assets	N/A	(8,349)
	$159,271	$150,922
Divided by shares outstanding	6,834	6,834
	$23.31	$22.08
3 Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 11.21% at September 30, 2014 as compared to 11.57% at June 30, 2014 and 12.09% at September 30, 2013.

4 Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2014 and 2013.

5 The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

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Note Transmitted on GlobeNewswire on October 21, 2014, at 12:00 pm Alaska Standard Time.